                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-42576



                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED OCTOBER 11, 2000)

                                1,000,000 SHARES

                                   [UTI LOGO]

                                  COMMON STOCK

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Remy Capital Partners III, L.P. is offering and selling 1,000,000 shares of our common stock with this prospectus supplement. We will not receive any of the proceeds from the offering.

Our common stock is listed on the American Stock Exchange under the symbol "UTI." On December 19, 2000 the last reported sale price of our common stock on the American Stock Exchange was $28.9375 per share.

You should read this prospectus supplement and the related prospectus carefully before you invest in our common stock. Both documents contain information you should consider when making your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE RELATED PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

The underwriter will purchase the 1,000,000 shares from the selling securityholder at $27.00 per share resulting in $27,000,000 aggregate proceeds to the selling securityholder before expenses. In addition, the underwriter has agreed to pay to the selling securityholder 50% of the proceeds from the sale of all the shares in excess of $27,750,000.

The underwriter proposes to offer the common stock for sale in transactions on the American Stock Exchange, through negotiated transactions or otherwise, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriter expects to deliver the shares on or about December 22, 2000.

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                                  [CIBC LOGO]
          The date of this Prospectus Supplement is December 19, 2000.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                       PROSPECTUS SUPPLEMENT

Underwriting................................................    S-1
Legal Matters...............................................    S-2

                            PROSPECTUS

About this Prospectus.......................................      1
About UTI...................................................      1
Recent Developments.........................................      1
Risk Factors................................................      2
Forward-Looking Statements..................................      6
Use of Proceeds.............................................      7
Description of Options......................................      7
Description of Preferred Stock Purchase Rights..............      8
Selling Securityholders.....................................      9
Plan of Distribution........................................     10
Validity of Securities......................................     11
Experts.....................................................     11
Where You Can Find More Information.........................     11
Incorporation of Certain Documents by Reference.............     11

                      ------------------------------------

We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering, and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined.

If information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

You should read carefully this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the prospectus, before you invest. These documents contain information you should consider when making your investment decision.

If we use a capitalized term in this prospectus supplement and do not define the term in this document, the capitalized term is defined in the prospectus.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated December 19, 2000, the selling securityholder has agreed to sell and the underwriter has agreed to purchase 1,000,000 shares of common stock. The underwriter will purchase the shares at the price set forth on the cover page of this prospectus supplement.

The shares of common stock may be offered by the underwriter from time to time to purchasers in one or more transactions (which may involve block transactions) in the following manner:

  - on the American Stock Exchange;
  - in the over-the-counter market;
  - in transactions other than on the American Stock Exchange or in the over-the-counter market; or
  - in a combination of any of these transactions.

The shares of common stock may be offered to purchasers at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. If the price received by the underwriter upon the sale of the common stock exceeds the price at which it buys the shares from the selling securityholder, the difference will represent the underwriter's commissions, provided that the underwriter has agreed to share equally with the securityholder the proceeds received from the sale of all of the shares which exceed $27,750,000. The underwriter may sell the shares of common stock to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter or any purchasers for whom they may act as agents.

The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares included in this offering is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all the shares if any are taken.

We and the selling securityholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The securities included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the related prospectus or any other offering material or advertisement in connection with the offer and sale of any shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus supplement are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities included in this offering in any jurisdiction where that would not be permitted or legal.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may make short sales. Short sales involve the sales by the underwriter of a greater number of shares than they acquire. A short position may be created if the underwriter is concerned that there may be downward pressure on the trading price of shares in the open market that could affect investors who purchase shares in the offering. The underwriter may reduce or close out their short position by purchasing shares in the open market. In determining whether to create a short position, the underwriter will consider, among other things, the price at which shares are available for purchase in the open market. Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of the stock following this offering. As a result, the price of the stock may be higher than the price that might otherwise exist in the open market. The underwriter may also bid for and purchase shares of common stock in the open market to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

The selling securityholder will pay all of the expenses of this offering, which they estimate will be approximately $50,000.

                                 LEGAL MATTERS

The legal validity of the securities offered under this prospectus supplement will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas. Some legal matters in connection with the securities offered under this prospectus supplement will be passed on for the underwriter by Vinson & Elkins L.L.P., Dallas, Texas.

                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-42576


                        2,300,000 SHARES OF COMMON STOCK
                                       OF
                                UTI ENERGY CORP.
                                       AND
                               OPTIONS TO PURCHASE
                         156,000 SHARES OF COMMON STOCK
                                       AND
                  THE 156,000 SHARES OF COMMON STOCK ISSUABLE
                          UPON EXERCISE OF THE OPTIONS
                                       AND
                        PREFERRED STOCK PURCHASE RIGHTS
                          ATTACHED TO THE COMMON STOCK

                                   ----------

         This prospectus relates to the offer and sale of:

         o        2,300,000 shares of common stock of UTI

         o options of UTI Energy Corp. to purchase up to 156,000 shares of common stock of UTI

         o the 156,000 shares of common stock purchased on exercise of the options

         o the preferred stock purchase rights which, until the distribution date, trade with and are represented by the certificates for common stock

         The common stock and the options and the common stock issued upon exercise of the options and the preferred stock purchase rights are being registered on behalf of the selling securityholders described on page 9. We will not receive any proceeds from the sales. We will receive proceeds of $0.95 per share for each share of common stock issued upon exercise of the options.

         Our common stock is listed on the American Stock Exchange under the symbol "UTI". The closing price on October 4, 2000, as reported on the American Stock Exchange was $22.00 per share.

         Our principal executive office is located at 16800 Greenspoint Park Drive, Suite 225N, Houston, Texas 77060 and the telephone number is
(281) 873-4111.

                                   ----------

       FOR INFORMATION CONCERNING RISKS RELATING TO AN INVESTMENT IN UTI COMMON STOCK OR IN THE OPTIONS, SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
             DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                October 11, 2000

                                    CONTENTS


                                                                                                      Page
                                                                                                      ----
About this Prospectus....................................................................................1
About UTI................................................................................................1
Recent Developments......................................................................................1
Risk Factors.............................................................................................2
Forward-Looking Statements...............................................................................6
Use of Proceeds..........................................................................................7
Description of Options...................................................................................7
Description of Preferred Stock Purchase Rights...........................................................8
Selling Securityholders..................................................................................9
Plan of Distribution....................................................................................10
Validity of Securities..................................................................................11
Experts.................................................................................................11
Where You Can Find More Information.....................................................................11
Incorporation of Certain Documents by Reference.........................................................11

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. The registration statement covers the sale of:

         o  2,300,000 shares of common stock, $.001 par value, of UTI

         o options to purchase 156,000 shares of common stock at an exercise price of $0.95 per share

         o  common stock issued upon exercise of the options

         o the preferred stock purchase rights which, until the distribution date, trade with and are represented by the certificates for common stock

         Under the shelf process, the holders of the shares may sell the common stock from time to time. Also, under the shelf process the holders of the options may sell all or part of the options from time to time. They may also exercise all or part of the options and sell the common stock issued to them from time to time.

         Please carefully read this prospectus together with the additional information described under the heading "Where You Can Find More Information".

                                    ABOUT UTI

         UTI Energy Corp. is a leading provider of onshore contract drilling services to companies that explore for and produce oil and natural gas. UTI operates one of the largest fleets of drilling rigs used to drill oil and gas wells on land in North America. A drilling rig includes the structure, power source and machinery necessary to allow a drill bit to penetrate rock to a depth desired by the customer. UTI's drilling rigs operate in the oil and natural gas producing basins of:

         o  Colorado                    o  Utah

         o  Texas                       o  Wyoming

         o  Louisiana                   o  Alberta, Canada

         o  Oklahoma                    o  Saskatchewan, Canada

         o  New Mexico                  o  British Columbia, Canada

         UTI has a fleet of 144 land drilling rigs. UTI also provides pressure pumping services in the Appalachian Basin. Pressure pumping services consist primarily of well stimulation and cementing for the completion of new wells and remedial work on existing wells. Well stimulation involves processes inside a well designed to enhance the flow of oil, gas or other desired substances from the well. Cementing is the process of inserting material between the hole wall and the pipe to center and stabilize the pipe in the hole. UTI operates principally in two business segments, drilling oil or gas wells on land and pressure pumping.

         Our principal executive offices are located at 16800 Greenspoint Park Drive, Suite 225N, Houston, Texas 77060; telephone number: (281) 873-4111.

                               RECENT DEVELOPMENTS

STOCK SPLIT

         On September 14, 2000, UTI announced a two-for-one stock split of the common stock in the form of a stock dividend of one share of common stock for each outstanding share of common stock issued on October 3, 2000 to stockholders of record on September 25, 2000.

CANADIAN ACQUISITION

         On May 5, 2000, UTI, through a wholly-owned subsidiary, purchased assets of Phelps Drilling International, Ltd. and related companies. UTI borrowed funds under its revolving credit facility and paid US $29.6 million

(Cd. $44.3 million) for the assets, including 14 drilling rigs, of the Calgary-based company. Phelps operates drilling rigs in the provinces of:

         o  Alberta

         o  Saskatchewan

         o  British Columbia

DOMESTIC ACQUISITIONS

     On September 1, 2000, UTI, through a wholly-owned subsidiary, purchased assets from R.W.L. Enterprises. UTI borrowed funds under its revolving credit facility and paid $1.25 million for the assets, consisting of major components for one drilling rig.

     On September 5, 2000, UTI, through a wholly-owned subsidiary, purchased assets from Flower Futures Corporation, a California corporation. UTI borrowed funds under its revolving credit facility and paid $6.4 million for the assets, consisting of major components for three drilling rigs.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all of the other information set forth or incorporated by reference in this prospectus and any applicable prospectus supplement before you purchase any of UTI's securities. This prospectus, any applicable prospectus supplement and the documents incorporated by reference contain forward-looking statements which involve risks and uncertainties. UTI's actual results could differ materially from those anticipated in these forward looking statements as a result of several factors. Those factors include those set forth in the following risk factors, any applicable prospectus supplement and the documents incorporated by reference into this document. See "Forward-Looking Statements" for an explanation of the risks involved in these types of statements.

RISKS RELATED TO UTI'S BUSINESS GENERALLY

WE DEPEND ON THE VOLATILE OIL AND NATURAL GAS INDUSTRY, AND DECLINES IN THIS INDUSTRY COULD DECREASE THE DEMAND FOR OUR SERVICES AND REDUCE OUR REVENUES.

     Demand and prices for UTI's services depend upon the level of activity in the onshore oil and natural gas exploration and production industry in the United States and Canada. Because this industry is volatile, levels of oil and natural gas exploration activities in UTI's markets and demand for UTI's services may change significantly. Further, any material changes in the demand for or supply of oil or natural gas could materially impact the demand for UTI's services.

     The level of drilling activity in the onshore oil and natural gas exploration and production industry in the United States and Canada is influenced by numerous factors over which UTI has no control, including the following:

         o  the level of oil and natural gas prices

         o  expectations about future oil and natural gas prices

         o the cost of exploring for, producing and delivering oil and natural gas

         o  the level and price of foreign imports of oil and natural gas

         o  the discovery rate of new oil and natural gas reserves

         o available pipeline and other oil and natural gas transportation capacity

         o  worldwide weather conditions

         o international political, military, regulatory and economic conditions

         o  the ability of oil and natural gas companies to raise capital

     Prices for oil and natural gas are expected to continue to be volatile and to affect the demand for and pricing of UTI's services.

CHANGES IN RIG AVAILABILITY MAY ADVERSELY AFFECT OUR RIG UTILIZATION RATE AND PRICING.

     The number of available rigs in an area may change because of:

         o  movement of rigs

         o  reactivation of rigs which were not in use

         o  construction of new rigs

     The increase in available rigs could adversely affect rig utilization rates and pricing, even in an environment of stronger oil and natural gas prices and increased drilling activity. Until recently, the United States and Canadian land drilling industry was adversely affected for many years by an oversupply of drilling rigs and a large number of drilling contractors. These conditions reduced the amount its customers would pay for UTI's drilling services. UTI cannot predict either the future level of demand for its contract drilling services or future conditions in the land contract drilling services industry.

WE MAY NOT CONTINUE STRATEGIC ACQUISITIONS, WHICH MAY PREVENT US FROM GROWING AS WE HAVE IN THE PAST.

         UTI's growth has been enhanced materially by strategic acquisitions that have substantially increased UTI's drilling rig fleet. While UTI believes that the land drilling industry is fragmented and that significant acquisition opportunities are available, UTI may not be able to continue to find suitable acquisition candidates. In addition, UTI faces increased competition from other companies for available acquisition opportunities. If the prices paid by buyers of drilling rigs continue to rise, UTI may find fewer acceptable acquisition opportunities.

         UTI may elect or be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with such acquisitions. UTI's results of operations and financial condition could be significantly burdened by additional debt service requirements. In addition, the issuance of additional equity or convertible securities could result in additional dilution to stockholders and could result in significant additional shares available for resale. Also, UTI cannot assure that it will:

         o  successfully integrate acquired operations and assets

         o  be able to manage effectively the growth and increased size

         o  be successful in deploying idle or stacked rigs

         o be able to maintain the crews and market share attributable to operating drilling rigs that it acquires

         Stacked rigs are rigs that are not currently being marketed and cannot be made available without incurring refurbishing costs.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WITH EXCESS CAPACITY, WHICH MAY REDUCE OUR ABILITY TO SECURE DRILLING CONTRACTS IN THE FUTURE.

         The land drilling and well servicing businesses are intensely competitive due to the fact that the supply of available rigs, particularly in the United States land markets, exceeds the demand for those rigs. This excess capacity has resulted in substantial competition for drilling contracts. The fact that drilling rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry.

         UTI believes that price competition for drilling contracts will continue for the foreseeable future due to the need of many of its competitors to maintain market share to service debt and the existence of idle rigs, which are rigs that are not under contract but are available to be marketed or could be prepared for marketing in a short period of time. In addition, some of UTI's competitors have greater financial resources than UTI, which may enable them to:

         o  better withstand industry downturns

         o  compete more effectively on the basis of price

         o  acquire existing rigs or build new rigs

WE FACE LABOR SHORTAGES, WHICH MAY DECREASE OUR ABILITY TO OPERATE OUR RIGS OR INCREASE OUR COSTS TO OBTAIN NECESSARY WORKERS.

         Over the years qualified drilling rig personnel have left the industry during industry downturns. As a result, fewer qualified drilling rig personnel are available to service increases in domestic drilling demand and increases in contract drilling activity. This labor shortage makes it more difficult for UTI and other contractors to return stacked rigs to the market. The shortage also makes it more difficult to retain, and increases the costs of, rig crews. If UTI is unable to attract and retain sufficient qualified personnel, its ability to market and operate its active drilling rigs and return its stacked rigs to the market will be restricted. This could have a material adverse effect on UTI's results of operations. Further, wage rates of qualified rig crews have begun to rise in the land drilling industry in response to the increasing number of active rigs in service. Continuing wage increases could reduce UTI's operating margins and results of operations.

WE INCUR RISKS ASSOCIATED WITH CONTRACTS THAT REQUIRE US TO DRILL AT FIXED PRICES, AND WE COULD INCUR LOSSES IF THE RISKS MATERIALIZE.

         UTI performs some of its drilling services by entering into footage and turnkey drilling contracts. In a footage contract, UTI undertakes to drill a well to a specified depth at a fixed price per foot of hole. In a turnkey contract, UTI undertakes to drill a well to a specified depth for a fixed price. UTI enters into footage and turnkey contracts in situations where UTI believes it possesses experience and expertise in the geological and operational aspect of the project.

         Footage and turnkey contracts have the following characteristics that are not normally found under contracts where UTI is paid on a daily rental basis:

         o UTI must bear the cost of performing the drilling services until the target depth is reached

         o  UTI must make significant cash commitments

         o UTI generally furnishes more services including testing, coring and casing the hole and other services

         o UTI earns compensation upon completion of the well to the specified depth

         o UTI bears the cost of unanticipated downhole problems and other cost overruns

         As a result, UTI faces the risk that the total cost of performing a footage or turnkey contract may exceed the revenue received from the contract.

         For the year ended December 31, 1999, UTI completed wells under all three types of contracts as the following table shows:

                                                      Percentage of Completed Wells
                                                      -----------------------------
          Dayrate                                                  50%
          Footage                                                  31%
          Turnkey                                                  19%

         UTI cannot assure that it will not incur losses on footage and turnkey contracts in the future.

THE NATURE OF OUR OPERATIONS PRESENT INHERENT RISKS OF LOSS AND OPERATING HAZARDS WHICH COULD RESULT IN SUBSTANTIAL LOSSES.

         UTI could experience substantial losses due to the occurrence of a significant event not fully insured or indemnified against or to the failure of a customer to meet its indemnification obligation.

         Among other things, these hazards include:

         o  blowouts

         o  explosions

         o  sour gas

         o  well fires

         o  spills

         These hazards can result in:

         o  personal injury

         o  loss of life

         o  severe damage to or destruction of property and equipment

         o  environmental damage

         o  suspension of operations

         Although UTI maintains insurance protection as management deems appropriate, such insurance coverage may not provide sufficient funds in all situations to protect UTI from all liabilities that could result from its operations. Also, claims will be subject to various retentions and deductibles.

         UTI generally seeks to obtain indemnity agreements from its customers. The indemnity agreements require the customers to hold UTI harmless in the event of loss of production or reservoir damage. This contractual indemnification may not be supported by adequate insurance maintained by the customer.

WE MAY FACE A SHORTAGE OF DRILL PIPE, WHICH COULD LIMIT OUR DRILLING OPERATIONS AND INCREASE OUR COSTS.

         Although UTI is not currently experiencing shortages in drill pipe, UTI has experienced shortages before which it believes could reoccur. Drill pipe is necessary for a drilling rig to function. It is the structural member that connects the drill bit to the rig on the surface. The drill bit is what is driven through rock to oil and gas bearing formations underneath the surface of the earth. The drill pipe is a very specialized product with a limited life. Failure or breakage of the drill pipe can result in the loss of the drill pipe in a well.

         Any significant delays in UTI obtaining drill pipe could limit drilling operations and jeopardize relations with customers. In addition, shortages of drill pipe may result in increased prices for drill pipe that UTI may not be able to pass on to customers.

WE MAY BE EXPOSED TO LIABILITY AS A RESULT OF OUR HANDLING AND STORAGE OF HAZARDOUS MATERIALS.

         UTI's operations routinely involve the handling of various materials, including hazardous materials. UTI may be exposed to liability under the numerous state and federal environmental laws, rules and regulations dealing with hazardous materials. These include laws concerning the following:

         o containment and disposal of hazardous materials, oilfield waste, other waste materials and acids

         o  use of underground storage tanks

         UTI seeks to obtain contractual indemnification from its customers to protect against liability for operations involving hazardous materials. While UTI has generally been able to obtain some degree of contractual indemnification from its customers in most of its dayrate drilling contracts, no such indemnification is typically available for footage or turnkey contracts. UTI cannot assure that:

         o  such indemnification will be enforceable in all instances

         o the customer will be financially able in all cases to comply with its indemnity obligations

         o UTI will be able to obtain such indemnification agreements in the future

         UTI also maintains insurance coverage against some environmental liabilities, including pollution caused by sudden and accidental oil spills. UTI cannot assure that this insurance will continue to be available or carried by UTI or, if available and carried, will be adequate to cover UTI's liability in all circumstances.

AS A RESULT OF OUR RECENT CANADIAN ACQUISITION, WE NOW CONDUCT SOME BUSINESS IN CANADIAN DOLLARS, WHICH SUBJECTS US TO THE RISK THAT OUR REVENUES AND EARNINGS COULD DECREASE DUE TO AN UNFAVORABLE EXCHANGE RATE.

         With the Phelps Drilling acquisition we now conduct some business in Canadian dollars. The exchange rate between Canadian dollars and U.S. Dollars has fluctuated over the last ten years. If the value of the Canadian dollar against the U.S. dollar weakens, revenues and earnings of our Canadian operations will be reduced when they are translated to U.S. dollars. Also the value of our Canadian net assets in U.S. dollars may decline.

OTHER RISKS RELATED TO UTI

PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS MAY DETER A CHANGE OF CONTROL TRANSACTION AND DECREASE THE LIKELIHOOD OF A SHAREHOLDER RECEIVING A CHANGE OF CONTROL PREMIUM.

         UTI's Board of Directors is divided into three classes of directors, with each class serving a staggered three-year term. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of that stock without further vote or action by the holders of the common stock. Although we have no present plans to issue shares of preferred stock, the classified board and the board's ability to issue additional shares of preferred stock may discourage, delay or prevent changes in control of UTI that are not approved by the board of directors, thereby possibly preventing certain UTI stockholders from realizing a possible premium on their shares.

THE ABSENCE OF A PUBLIC MARKET FOR THE OPTIONS COULD LIMIT A PURCHASER'S ABILITY TO RESELL THEM.

         There is no established trading market for the options and UTI does not believe a trading market for the options will ever exist.

                           FORWARD-LOOKING STATEMENTS

         Statements in this document and the documents incorporated by reference that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. When used in this document and the documents incorporated by reference, the following words and similar expressions are intended to identify forward-looking statements.

         o anticipate

         o believe

         o could

         o estimate

         o expect

         o intend

         o may

         o plan

         o predict

         o project

         o will

         You should be aware that these forward-looking statements are only our predictions, and we cannot guarantee the actual outcomes in the future. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements.

         UTI believes that the expectations reflected in these forward-looking statements are reasonable. However, UTI cannot give any assurance that such expectations will materialize. These forward-looking statements are subject to:

         o risks

         o uncertainties

         o assumptions

         If any of these risks or uncertainties materialize or any assumptions prove to be incorrect, actual results of current and future operations may not be as expected. Therefore, readers should not place undue certainty on these forward-looking statements. These forward-looking statements speak only as of their dates.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares, the options or the common stock issuable upon exercise of the options.

         We will receive proceeds upon exercise of the options. We will use the net proceeds from the exercise of the options for general corporate purposes. If all of the options are exercised the aggregate proceeds to us would be only $148,200.

                             DESCRIPTION OF OPTIONS

         The following description is a summary of the material provisions of the option agreements that create the options. The terms of the options are set forth in an Amended and Restated Stock Option Agreement dated as of December 19, 1995, between UTI and Remy Investors and Consultants Incorporated and an Amended and Restated Stock Option Agreement dated as of December 19, 1995, between UTI and Kenneth N. Berns. You should review the entire option agreements which are exhibits to the registration statement of which this prospectus is a part.

         The options are exercisable at any time on or before December 18, 2000 at an exercise price of $0.95 per share. The options may be exercised in full or in part by delivery of a written notice to UTI. The notice should set forth the number of shares of common stock with respect to which the option is being exercised, and should be accompanied by a check payable to UTI for the aggregate exercise price.

         The number, class and per share price of shares subject to the options will be adjusted in some situations. These situations are the following:

         o  subdivision of shares of common stock

         o  consolidation of shares of common stock

         o  other capital adjustment of common stock

         o payment of a dividend in capital stock or other equity securities of UTI on its common stock

         o other increase or reduction of the number of shares of common stock without receiving consideration in money, services or property

         o other reclassification of common stock, in whole or in part, into other equity securities of UTI

         The options and shares subject to the options shall be adjusted in the following manner. In the case of issuance of equity securities as a dividend on the common stock or in the case of a reclassification of common stock, the option shall extend to such other securities. In all other situations, the number, class and per share price of the shares subject to the options shall be adjusted so that the holder shall receive, upon the exercise of the options, for the same aggregate cash consideration, the same total number and class or classes of shares it would have held after such adjustment if the holder had exercised the options in full immediately prior to the event requiring the adjustment.

         The exercise price of the options shall be adjusted if UTI distributes to all holders of its shares of common stock evidences of indebtedness or cash or other assets (other than cash dividends payable out of consolidated retained earnings that are below an amount defined in the option agreements). The exercise price shall be adjusted by reducing the exercise price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by the fair market value of the portion of the evidence of indebtedness or cash or other assets applicable to one share of common stock. The fair market value shall be determined in good faith by the board of directors. However, in no event shall the exercise price be less than the par value of a share of common stock.

         The exercise price of the options shall also be adjusted if UTI grants to all of its holders of its shares of common stock a "put right" or an "exercise right." A put right requires UTI to acquire from the holders of the put right shares of common stock at a price in excess of the current market price. An exercise right entitles the holders of the exercise right to acquire shares of common stock at a price less than the exercise price of the options. The option agreements explain the calculations by which the exercise price is adjusted.

         In July 1996, UTI's stockholders approved the award of options to purchase 360,000 shares of UTI's common stock at a price equal to the fair market value of the stock at the date of grant to Remy Investors. These options were vested at the grant date and expire five years from the date of grant. The options were awarded as a result of the services Remy Investors rendered in connection with the acquisition and related financing of FWA Drilling Company, Inc. and UTI's sale of the assets of Union Supply Company. In connection with the award of the options, Remy Investors assigned options covering 30,000 shares to Mr. Berns. In 1997, Remy Investors sold options covering 264,000 shares and Mr. Berns sold options covering 18,000 shares. As a result of the stock dividend paid on October 3, 2000, the number of shares covered by the options held by Remy Investors and Mr. Berns was increased from 66,000 to 132,000 and from 12,000 to 24,000, respectively. In addition, the exercise price was reduced from $1.90 per share to $0.95 per share.

                 DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS

         In February 1999, UTI adopted a rights plan which provided for the distribution by UTI of one preferred stock purchase right for each outstanding share of common stock to holders of record of common stock at the close of business on March 10, 1999. The rights plan provided that UTI shall issue one right with each share of common stock prior to the earliest of the following:

o the date the rights first become exercisable, known as the distribution date of the rights

o        the date of redemption of the rights

o        February 26, 2009, which is the expiration date of the rights.


         Until such time that the rights become exercisable, the rights will be evidenced by the certificates representing the shares of common stock and may only be traded with such shares. Each right, once exercisable, will entitle the registered holder to purchase from UTI one two-thousandth of a share of UTI's Series I Preferred Stock, par value $.01 per share, at a price of $21.25 per one two-thousandth of a share, subject to adjustments.

         Each share of Series I Preferred Stock shall have the right to receive a preferential quarterly dividend and a liquidation preference as described in the rights plan. In addition, each share of Series I Preferred Stock will be entitled to receive 1,000 votes on each matter that is submitted to a vote of the stockholders and to vote as a class with the shares of common stock. If UTI shall enter into any consolidation, merger, share exchange or other transaction in which all outstanding shares of common stock are exchanged for or changed into other securities, cash, other property or any combination of the three, then each outstanding share of Series I Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to adjustments, equal to 1,000 times the aggregate amount of securities, cash and other property for which each outstanding share of common stock is exchanged or into which each outstanding share of common stock is changed.

         The rights become exercisable only if, without the prior consent of UTI, the following occurs:

         (A) a person or group of associated or related persons acquire, or obtain the right to acquire, 15% or more of the voting power of all outstanding common stock of UTI, or

         (B) any person or group of related persons makes a tender offer or exchange offer which could result in such person or group owning beneficially 15% or more of the voting power of all outstanding common stock of UTI.

         If, at any time after the rights become exercisable and are outstanding, UTI were to be acquired through a merger or other business combination transaction in which the common stock is exchanged, each right will represent the right to purchase shares of the acquiring corporation having a value of two times the exercise price of the rights for the then existing exercise price of the rights. The rights may be redeemed by UTI at a redemption price of $.001 per right at any time prior to the earlier of their expiration date and the close of business on the tenth day following the acquisition of 15% of the outstanding shares of common stock by an acquiring person or the announcement of a tender offer or exchange offer which would result in a person becoming an acquiring person.

A more complete description of the terms and conditions of the rights is set forth in a Rights Agreement between UTI and ChaseMellon Shareholder Services, L.L.C., as rights agent, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

                             SELLING SECURITYHOLDERS

         The shares are held by Remy Capital Partners III, L.P., of which Remy Investors is the general partner. The options are held by Remy Investors and Kenneth N. Berns. Both Remy Investors and Mr. Berns acquired their options under option agreements with UTI dated as of December 19, 1995 which are described in "Description of Options" on page 7. Remy Investors and Mr. Berns may sell the options they hold or may exercise the options and sell the common stock issued upon exercise of the options.

         Mark Siegel, the Chairman of the Board of Directors of UTI, is the President and sole stockholder of Remy Investors. He controls both the voting and investment decisions with respect to the stock owned by Remy Investors and Remy Capital Capital Partners III, L.P. Mr. Berns is an executive employee of Remy Investors and is also a director of UTI.

         The following table sets forth the name of each selling securityholder, the number of shares of common stock the selling securityholders now own and the number each selling securityholder is offering under this prospectus and the number of options the selling securityholders now own and the number each selling securityholder is offering under this prospectus:

                                                                                                                    % OWNERSHIP
                                                                                                    COMMON STOCK      OF COMMON
                                                                                                     OWNED AFTER     STOCK AFTER
                                    COMMON STOCK       OPTIONS       COMMON STOCK       OPTIONS     COMPLETION OF   COMPLETION OF
NAME                                    OWNED           OWNED          OFFERED          OFFERED       OFFERING        OFFERING
----                                ------------     -----------    -------------      ----------   -------------   -------------
Remy Capital Partners III, L.P.      7,029,524               --      2,300,000                --      4,729,524        12.70%

Remy Investors(1)                    7,161,524(2)       132,000        132,000(3)(4)     132,000      4,729,524(5)     12.70%

Kenneth N. Berns                       202,334(6)        24,000         24,000(4)         24,000        178,334          .48%

(1) Includes 7,029,524 shares of common stock owned by Remy Capital Partners III, L.P., of which Remy Investors is the general partner.

(2) Includes the shares of common stock issuable upon exercise of the options.

(3) Does not include 2,300,000 shares of common stock offered by Remy Capital Partners III, L.P., of which Remy Investors is the general partner.

(4) Represents the shares of common stock issuable upon exercise of the options.

(5) Assumes the sale of the 2,300,000 shares by Remy Capital Partners III, L.P. and of the options by Remy Investors.

(6) Represents presently exercisable warrants and options to purchase 202,334 including the options representing the right to purchase 24,000 shares of common stock.

                              PLAN OF DISTRIBUTION

DISTRIBUTION BY UTI

         The only distribution by UTI will be the issuance of common stock for $0.95 per share upon exercise of the options. UTI will pay no commission or other remuneration in connection with the issuance of common stock upon exercise of the options and has not and will not agree to indemnify or pay any expense of any person in connection with the issuance of common stock upon exercise of the options.

DISTRIBUTION BY SELLING SECURITYHOLDERS

         Distribution of any of the shares, the options or common stock obtained upon exercise of the options to be offered by one or more of the selling securityholders may be effected from time to time in one or more transactions (which may involve block transactions) in the following manner:

o    (A) on the American Stock Exchange,

o    (B) in the over-the-counter market,

o (C) in transactions other than on the American Stock Exchange or in the over-the-counter market, or

o    (D) in a combination of any of these transactions.

         The transactions may be effected by the selling securityholders at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling securityholders may from time to time offer their shares, the options or the common stock issuable upon exercise of the options through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders or the purchasers of the shares for whom they act as agent. From time to time the selling securityholders may engage in short sales against the box, puts and calls and other transactions in securities of UTI, or derivatives thereof, and may sell and deliver their shares in connection with these transactions. In addition, the selling securityholders may from time to time sell the shares and the common stock issuable upon exercise of the options in transactions permitted by Rule 144 under the Securities Act.

         As of the date of this prospectus, no underwriter, broker, dealer or agent has been engaged by UTI or the selling securityholders in connection with the distribution of securities under this prospectus by the selling securityholders. To the extent required, the following will be set forth in the applicable prospectus supplement:

         o        number of securities to be sold

         o        the purchase price

         o the name of any applicable agent, broker, dealer or underwriter

         o        any applicable commissions with respect to a particular offer

         The aggregate net proceeds to the selling securityholders from the sale of their securities offered will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by UTI.

         The selling securityholders and any brokers, dealers, agents or underwriters that participate with the selling securityholders in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling securityholders have agreed to reimburse UTI for all out-of-pocket fees and expenses in connection with the prospectus and filing of the registration statement of which this prospectus is a part.

                             VALIDITY OF SECURITIES

         The legal validity of the securities offered under this prospectus will be passed upon for UTI by Fulbright & Jaworski L.L.P., and for any underwriters or agents by counsel to be named in the appropriate prospectus supplement.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements (and schedule) included in our Annual Report on Form 10-K/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements (and schedule) are incorporated by reference in Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         UTI files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document filed at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. UTI's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, documents filed by UTI can be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows "incorporation by reference," in this prospectus, which means that UTI can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information filed with the Securities and Exchange Commission will automatically update and supersede this information. UTI incorporates by reference the documents listed below and any future filings made with the Securities and Exchange Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

         (1) UTI's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended on Form 10-K/A, filed May 1, 2000.

         (2) UTI's Quarterly Report on Form 10-Q for the three months ended March 31, 2000, filed April 27, 2000.

         (3) UTI's Definitive Proxy Statement dated June 20, 2000 relating to the Annual Meeting of Stockholders to be held on July 26, 2000

UTI will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

                             John E. Vollmer III
                             Chief Financial Officer
                             UTI Energy Corp.
                             16800 Greenspoint Park Drive, Suite 225N
                             Houston, Texas 77060
                             Telephone: (281) 873-4111

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                                1,000,000 SHARES

                                  COMMON STOCK

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                             PROSPECTUS SUPPLEMENT
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                               December 19, 2000


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       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS ARE NOT AN OFFER TO SELL NOR ARE THEY SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR ANY SALE OF THESE SECURITIES.